SOLECTRON CORPORATION AND SUBSIDIARIES                          Exhibit 11.1
STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
(in thousands, except per share data)

                                  Three Months Ended    Nine Months Ended
                                        May 31,              May 31,
                                    1996      1995       1996      1995
Weighted average number of shares
of common stock equivalents:

Primary:
   Common Stock                    50,928    41,656     50,211    41,497
   Common stock equivalents -       1,528       833      1,464       808
     stock options
                                   52,456    42,489     51,675    42,305
Fully diluted:
   Common shares issuable upon
     assumed conversion of
     convertible converible
     subordinated notes             4,562     9,543      2,834     9,543

   Incremental increase in common
     stock equivalents using end
     ofperiod market price              0       148        112       233

                                   57,018    52,180     54,621    52,081

Net income - primary              $27,720   $20,328    $82,717   $56,556

  Interest accretion on
  convertible subordinated notes,
  net of taxes                      2,579     1,602      3,293     4,749


Net income- fully diluted         $30,299   $21,930    $86,010   $61,305


Net income per share - primary      $0.53     $0.48      $1.60     $1.34
Net income per share - fully
  diluted                           $0.53     $0.42      $1.57     $1.18